Exhibit 99.1

FOR IMMEDIATE RELEASE

Tower International Announces

Natural Transition to Leaner Leadership Structure

LIVONIA, Mich., January 20, 2017 -- Tower International, Inc. [NYSE: TOWR], a leading integrated global manufacturer of engineered automotive structural metal components and assemblies, today announced select leadership changes consistent with the Company’s leaner regional business footprint.

Effective immediately, Pär Malmhagen is appointed President of Tower International, reporting to Tower Chief Executive Officer, Jim Gouin. Malmhagen will be based in Livonia and have overall responsibility for Tower’s North American and European businesses.

“This is the natural evolution to a leaner, aligned, and effective global organization structure following the completed and planned sales of Tower’s operations outside North America and Europe,” said Gouin.

Malmhagen remarked, “I look forward to working with all Tower colleagues to continue to build upon our close customer relationships, strong competitiveness and profitable capital deployment.”

Malmhagen joined the Company as President of Tower Europe in 2012 from Autoliv where he held various executive positions in Operations, Sales and Technology in Europe and China with regional as well as global responsibilities. Having strengthened the leadership of Tower Europe, improved customer launches and introduced light weighting technologies; in his new role, Malmhagen will leverage his broad business experience to drive operational excellence and install best practices across the Company.

Andreas Meyer is appointed Senior Vice President Tower Europe, reporting to Malmhagen. Meyer will head Tower’s European Leadership Team based in Cologne, Germany. Meyer joined the Company in 2015 as Vice President Operations of Tower Europe from Hörmann Group where he was Managing Director for Hörmann Automotive. Since joining Tower, Meyer has implemented productivity improvements and process standardization throughout Tower’s European operations.

Jim Bernard, President of Tower Americas since 2011 and a Tower colleague since 1988, has elected to leave the Company following an orderly transition with Malmhagen in North America. “We are grateful for Jim Bernard’s leadership contributions and wish him the very best,” said Gouin.

Bernard remarked, “It has been a pleasure and a privilege to work with all of the colleagues at Tower. I am proud of what we have accomplished and wish them continued success.”

Investor & Media Contact:

Derek Fiebig

Executive Director, Investor & External Relations

(248) 675-6457

fiebig.derek@towerinternational.com